

                            Crossmann Communities, Inc.
                 Exhibit 11.2 - Computation of Per Share Net Income
                        For the Quarter Ended June 30, 1996



Quarter Ended June 30, 1996:                                          Fully
                                                      Primary         Diluted
                                                      ---------       ---------
Weighted Average Number of Shares:
         Average Common Shares Outstanding            6,094,110       6,094,110
              at June 30, 1996

         Dilutive Effect of Common Stock Equivalents
              at June 30, 1996                          23,280          23,280
                                                      ---------       ---------
Weighted Average Shares at June 30, 1996              6,117,390       6,117,390
                                                      =========       =========
Net Income                                            3,993,565       3,993,565
                                                      =========       =========
Net Income per Common Share                                 .65  (1)        .65 (1)
                                                      =========       =========



This calculation is submitted in accordance with Regulation S-K item 601(b) (11)
     although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.